Exhibit 12.1

Ratio of Earnings to Fixed Charges

	2001	2002	2003	2004	2005	Three Months Ending 3/31/06

(A) Pretax income (loss)	937	11,365	11,699	29,718	47,134	13,819
(B) Fixed charges (from below)	51,875	49,043	39,954	37,017	31,146	8,487
	52,812	60,408	51,653	66,735	78,280	22,306

Total Earnings	52,812	60,408	51,653	66,735	78,280	22,306

(A) Interest expensed	47,242	44,603	35,244	31,701	25,419	6,952
(C) Interest in rent expense is estimated at 30%	4,633	4,440	4,710	5,316	5,727	1,535
Total Fixed Charges*	51,875	49,043	39,954	37,017	31,146	8,487

Ratio of Earnings to Fixed Charges	1.0	1.2	1.3	1.8	2.5	2.6

NOTE:

*Preference security dividends of Interline New Jersey are excluded from fixed charges prior to December 21, 2004, as such amounts were not the obligation of a consolidated subsidiary, and are excluded from fixed charges from December 21, 2004 as preferred stock was held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

	2001	2002	2003	2004	2005	Three Months Ending 3/31/06

(A) Pretax income (loss)	937	11,365	11,699	29,718	47,134	13,819
(B) Fixed charges	51,875	49,043	39,954	37,017	31,146	8,487
	52,812	60,408	51,653	66,735	78,280	22,306

Total Earnings	52,812	60,408	51,653	66,735	78,280	22,306

(A) Interest expensed	47,242	44,603	35,244	31,701	25,419	6,952
(C) Interest in rent expense is estimated at 30%	4,633	4,440	4,710	5,316	5,727	1,535
Total Fixed Charges*	51,875	49,043	39,954	37,017	31,146	8,487

Preferred Dividends (calculated below)	37,026	26,705	29,723	33,128	—	—

Total Combined Fixed Charges and Preferred Dividends	88,901	75,748	69,677	70,146	31,146	8,487

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.6	0.8	0.7	1.0	2.5	2.6
Deficiency (Surplus)	36,089	15,340	18,024	3,410	(47,134)	(13,819)

NOTE:

The effective tax rate exceeded 100% in 2001, the tax effect of the preferred dividends does not result in a meaningful number. Thus the prefered dividends have not been tax effected.

*Preference security dividends of Interline New Jersey are excluded from fixed charges prior to December 16, 2004, as such amounts were not the obligation of a consolidated subsidiary, and are excluded from fixed charges from December 21, 2004 as preferred stock was held solely by corporate parent.

Preferred Dividend Amount**	$37,026	$42,470	$48,623	$54,389	$—	$—
Tax Rate		37.1%	38.9%	39.1%	38.9%	38.9%

Preferred Dividends	$37,026	$26,705	$29,723	$33,128	$—	$—

**Preferred Dividend Amount for 2004 excludes the period from December 21, 2004.